Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan, 2014 Employee Stock Purchase Plan, and 2007 Equity Compensation Plan of Trupanion, Inc. of our report dated February 28, 2014 (except as to the fourth paragraph of Note 18, as to which the date is May 1, 2014), with respect to the consolidated financial statements of Trupanion, Inc. included in the Registration Statement (Form S-1 No. 333-196814) and related Prospectus of Trupanion, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

July 18, 2014